ASIA SPECIAL SITUATION ACQUISITION CORP.’S
OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITERS

GEORGE TOWN, CAYMAN ISLANDS--(Marketwire - January 30, 2008) - Asia Special Situation Acquisition Corp. (AMEX: CIO.U) announced today that Maxim Group LLC, representative of the underwriters of the Company’s initial public offering of units consummated on January 23, 2008, exercised their over-allotment option in full, to the extent of 1,500,000 units. The initial public offering, including the exercise of the over-allotment option, generated total gross proceeds of $115,000,000 to the Company (excluding proceeds of $5,725,000 from the sale of private placement warrants to the Company’s sponsor in connection with the IPO, Ho Capital Management LLC, an entity co-managed and jointly owned by Angela Ho, the Company’s chief executive officer and chairman, and Noble Investment Fund Limited).

In addition, the Company announced today that commencing on February 13, 2008, the Company expects that the ordinary shares and warrants included in the Company’s units shall trade separately. The ordinary shares and warrants will be listed on the American Stock Exchange under the symbols “CIO” and “CIO.W”, respectively. The units will continue to be listed on the American Stock Exchange under the symbol “CIO.U”.

Asia Special Situation Acquisition Corp. is a Business Combination Company™, or BCC™, formed for the purpose of acquiring all or a majority interest in one or more unidentified operating businesses, through a capital stock exchange, asset acquisition, stock purchase, or other similar transaction, including obtaining a majority interest through contractual arrangements. The Company intends to identify prospective acquisitions that are either located in Asia, provide products or services to consumers located in Asia, or invest in Asia. The Company's efforts to identify a prospective target business will not be limited to a particular industry or area in Asia, although the Company initially intends to focus its efforts on acquiring an operating business in the leisure and hospitality or financial services industries, that either invests in, is located in or provides products or services to consumers located in China.

This press release shall neither constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus, a copy of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York, 10174, Telephone: (800) 724-0761.

"Business Combination Company"™ and "BCC"™ are service marks of Maxim Group LLC.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For Further Information please contact:

Asia Special Situation Acquisition Corp.
Dr. Gary T. Hirst
President and Director
1515 International Parkway, Suite 2031
Lake Mary, FL 32746
Tel: (407) 805-0897